Exhibit 1
                                                                      ---------


                    Luis Garcia Montoya Confirma Existencia
                   de Conversaciones Por Parte de Accionistas


Caracas, Venezuela, 10 de enero 2001: Luis Garcia Montoya informo formalmente a Mavesa que un grupo de accionistas principales de esa empresa, a quienes el representa, acudio a la Comision Nacional de Valores con el proposito de confirmar la existencia de conversaciones propiciadas por varias empresas, tendientes al logro de un acuerdo para la adquisicion de su participacion accionaria.

Los pormenores de dichas conversaciones preliminares estan sujetos a convenios de confidencialidad. Sin embargo, Garcia Montoya preciso que no se ha concretado acuerdo alguno.

En caso de lograrse un acuerdo con alguna de las companias, este seria extensivo a todos los accionistas de Mavesa en los mismos terminos y condiciones, se consignaria ante la Comision Nacional de Valores y en ese momento se haria del domino publico.

                                                                       Exhibt 1
                                                                       --------
                                                            English translation


                          Luis Garcia Montoya Confirms
                      Discussions by Principal Shareholders


Caracas, Venezuela, January 10, 2001: Luis Garcia Montoya formally reported to Mavesa that a group of the principal stockholders of the company whom he represents, went to the Comision Nacional de Valores in order to confirm the existence of discussions initiated by several companies towards the reaching of an agreement for acquisition of their share holdings.

Details of such preliminary discussions are subject to confidentiality agreements. Garcia Montoya, however, indicated that no agreement had been reached.

In case that an agreement is reached with one of these companies, the agreement would include all of the Mavesa stockholders under the same terms and conditions; it would be filed with the Comision Nacional de Valores, and it would be made public at that time.




                                       2